Exhibit 8.1

[Shearman & Sterling LLP Letterhead]

July 2, 2004

ST Assembly Test Services Ltd

5 Yishun Street 23

Singapore 768442

Ladies and Gentlemen:

We are acting as counsel to ST Assembly Test Services Ltd, a Singapore public company limited by shares (“STATS”), in connection with the preparation of the Registration Statement on Form F-4 (File No. 333-114232) filed by STATS with the Securities and Exchange Commission (the “Commission”) on April 6, 2004, Amendment No. 1 to the Registration Statement filed on May 18, 2004, Amendment No. 2 to the Registration Statement filed on June 10, 2004, Amendment No. 3 to the Registration Statement filed on June 25, 2004 and Amendment No. 4 to the Registration Statement to be filed on the date hereof (the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”) up to 1,097,361,807 ordinary shares (the “Shares”), par value S$0.25 per share (the “STATS Ordinary Shares”), of STATS underlying the American Depositary Shares of STATS (“STATS ADSs”), each representing ten STATS Ordinary Shares. The Shares are issuable upon consummation of the merger (the “Merger”) of Camelot Merger, Inc., a Delaware corporation and a wholly owned subsidiary of STATS (“Merger Sub”), with and into ChipPAC, Inc. (the “Company”), pursuant to an Agreement and Plan of Merger and Reorganization dated as of February 10, 2004 among STATS, Merger Sub and the Company (the “Agreement”). Any defined term used and not defined herein has the meaning given to it in the proxy statement/prospectus (the “Proxy Statement/Prospectus”) included in the Registration Statement.

For purposes of the opinions set forth in paragraphs 1, 2, and 3 below, we have, solely as to factual matters and with the consent of STATS and the Company, relied upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained in the Agreement and the covenants contained in Section 6.10 of the Agreement.

For purposes of the opinion set forth in paragraph 1 below, we also have relied, solely as to factual matters, upon the certificates of officers of STATS and the Company dated the date hereof (the “Officer’s Certificates”). We have assumed that the Officer’s Certificates are true and correct and will continue to be true and correct as of the Closing Date and thereafter and that the Merger will be consummated in accordance with the terms of the Agreement. For purposes of clarification, the opinion in paragraph 1 below does not satisfy the condition to Closing in Sections 7.02(f)(i) and 7.03(f)(i) of the Agreement that such an opinion be delivered.

Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, it is our opinion that:

1. For U.S. federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code (determined without the application of Section 367 of the Code), and each of STATS, the Company, and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code.

2. Subject to the limitations set forth therein, the discussion contained in the Proxy Statement/Prospectus under the caption “THE MERGER – Material U.S. federal income tax consequences – The merger” is an accurate summary of the material U.S. federal income tax consequences of the Merger to U.S. Holders of Class A common stock (“Class A Common Stock”), par value $0.01 per share, of the Company who will exchange their Class A Common Stock for STATS ADSs. We adopt such discussion as our opinion.

3. Subject to the limitations set forth therein, the entire discussion contained in the Proxy Statement/Prospectus under the caption “THE MERGER – Material U.S. federal income tax consequences – Ownership of STATS ADSs” is an accurate summary of the material U.S. federal income tax consequences to U.S. Holders of the ownership and disposition of STATS ADSs. We adopt such discussion as our opinion.

Our opinion is based on current U.S. federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in U.S. federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us in the Proxy Statement/Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/    SHEARMAN & STERLING LLP